EXHIBIT INDEX

EXHIBIT A:
  Attachment to item 77C: Submission of matters to a vote of Security holders.

EXHIBIT B:
  Attachment to item 77Q1:  Exhibit
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EXHIBIT A:
Credit Suisse International Equity Fund, Inc.

Sub-Item 77C:

A special meeting of shareholders of Credit Suisse
International Equity Fund, Inc. (the "Fund") was held on April
12, 2002, at the offices of the Fund, 466 Lexington Avenue, New York, New York 10017-3147. The following matter was voted upon by the shareholders and the resulting votes (with percentages based on the total outstanding shares of the Fund) are presented below:
To approve the Agreement and Plan of Reorganization, dated as of January 15, 2002, providing that (i) Credit Suisse International Equity Fund, Inc. (the "International Equity Fund") would transfer to Credit Suisse International Focus Fund, Inc.
(the "Acquiring Fund") all of the International Equity Fund's assets in exchange for Common Class and Advisor Class shares of the Acquiring Fund and the assumption by the Acquiring Fund of the International Equity Fund's liabilities, (ii) such shares of the Acquiring Fund would be distributed to shareholders of the International Equity Fund in liquidation of the International Equity Fund, and (iii) the International Equity Fund would subsequently be dissolved.

FOR     16,338,834.235 shares (52.301%)
AGAINST  1,033,711.142 shares  (3.309%)
ABSTAIN  1,094,152.723 shares  (3.503%)



EXHIBIT B:
                        ARTICLES OF AMENDMENT
                                 OF
                      ARTICLES OF INCORPORATION
                                 OF
     CREDIT SUISSE WARBURG PINCUS INTERNATIONAL EQUITY FUND, INC.

Credit Suisse Warburg Pincus International Equity Fund,
Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the Maryland General Corporation Law, hereby certifies that:
FIRST: Article II of the Charter of the Corporation is amended to read as follows:
"ARTICLE II
NAME
The name of the corporation is Credit Suisse
International Equity Fund, Inc."
SECOND: The above amendment to the Charter was unanimously approved by the Board of Directors. The amendment is limited to a change expressly permitted by 2-605 of the Maryland General Corporation Law to be made without action by the stockholders and the Corporation is registered as an open-end investment company under the Investment Company Act of 1940, as amended.
THIRD: The above amendment to the Charter shall become effective as of December 12, 2001.
IN WITNESS WHEREOF, the undersigned officers of the Corporation have executed these Articles of Amendment and do hereby acknowledge that these Articles of Amendment are the act and deed of the Corporation and that, to the best of their knowledge, information and belief, the matters and facts contained herein with respect to authorization and approval are true in all material respects, under penalties of perjury.

DATE: October 17th , 2001
/s/Hal Liebes
Hal Liebes
Vice President and Secretary

ATTEST:
/s/Gregory N. Bressler
Gregory N. Bressler
Assistant Secretary